Contacts:
Anthony N. Leo Jeffrey M. Hunt
Chief Executive Officer Chief Strategy Officer
727.399.5678 727.399.5687

BayFirst Financial Corp. Reports First Quarter 2022 Results

ST. PETERSBURG, FL. — April 28, 2022 — BayFirst Financial Corp. (f/k/a First Home Bancorp, Inc.) (NASDAQ: BAFN) (“BayFirst” or the “Company”), parent company of First Home Bank (d/b/a BayFirst Bank) (the “Bank”) reported earnings for the first quarter of 2022 of $13 thousand, or $(0.05) per diluted common share compared to $2.81 million, or $0.61 per diluted common share in the fourth quarter of 2021, and $7.51 million, or $1.82 per diluted common share, in the first quarter of 2021. Financial results for the first quarter of 2022 were impacted by disruptions in the residential secondary market and a reduction in mortgage loan volume, as well as a slower than anticipated pace of the Company’s return to traditional SBA 7(a) lending.
The decrease in earnings during the first quarter of 2022, compared to the fourth quarter of 2021, included a $5.41 million decrease in residential loan fee income, partially offset by a $2.58 million decrease in noninterest expense. Compared to the year ago quarter, the decrease in net income for the first quarter of 2022 included a $5.71 million decrease in PPP origination fee income and a decrease of $18.84 million of residential loan fee income. These line items were partially offset by a negative provision for loan losses of $2.40 million during the first quarter of 2022, and a decrease in noninterest expense of $6.07 million, compared to the first quarter a year ago. Tangible book value at March 31, 2022 decreased 2.42% to $21.22 per common share from, $21.75 at December 31, 2021, primarily impacted by nearly breakeven earnings and a reduction in equity as accumulated other comprehensive loss increased in the rising rate environment. Over the course of the past year, tangible book value increased 18.39% to $21.22 per common share, from $17.93 at March 31, 2021. All per share data has been adjusted to reflect the 3-for-2 common stock split effective May 10, 2021.
“Although first quarter earnings were not in line with our expectations, we are encouraged by the continuing strength in asset quality, strong conventional loan growth, significant increase in SBA loan pipeline, and reduction in expenses," stated Anthony N. Leo, Chief Executive Officer. “As our business model adjusted over the past three quarters away from PPP and from the boom in mortgage demand of 2020 and early 2021, we began taking steps to right size our residential lending team and overall expense structure. At the same time, we continued to invest in our future by recruiting SBA and residential production teams while continuing to advance our digital transformation to position ourselves for future profitability and leverage our existing infrastructure.”
Mr. Leo added, “The transition back to SBA 7(a) lending and reduced reliance on fintech partners for SBA loan generation has not impacted revenue as quickly as anticipated. However, with the investments made to establish a nationwide SBA production team and increasing demand in the Tampa Bay area, the SBA loan pipeline has grown to $155 million at March 31, 2022, from $85 million at December 31, 2021. In addition, in the first quarter of 2022, we took various actions which will improve net interest income for the remainder of the year, and tactically reduced our workforce to reflect the shift in our business model. Our efforts for the remainder of the year will focus on our strategic growth plan and improving profitability. As a rapidly growing financial institution, we are driven by our commitment to take advantage of strategic opportunities and establish our reputation as one of the preeminent community banks in the Tampa Bay area.”

BayFirst Financial Corp. Reports First Quarter 2022 Results
April 28, 2022

Recent Significant Initiatives
•Reduced headcount in the first quarter of 2022 by 65 with 62 of those from the Residential Mortgage Division. With a decline in production volume in the Residential Mortgage Division, the Company reduced its workforce in the first quarter of 2022 to adjust to the expectations for volume moving forward. However, the impact of staffing alignment will not be realized until the second quarter of 2022 and beyond.
•Bolstered future SBA loan production with the establishment of a nationwide SBA lending team in the first quarter 2022, with 6 new SBA lenders added to the team, primarily through a lift out from a competing institution. While the investment in this team in the first quarter 2022 was approximately $665 thousand, loan production and related revenue will not be realized from these additions until the second quarter.
•Continued to make significant investments in our technology platform designed to enhance the customer experience, bring new customer opportunities to the organization, and create operational efficiencies which allow us to scale without significantly increasing personnel. The value created through these investments has not yet been fully realized, thus getting the full benefit out of our investments will continue to be a focus throughout the remainder of the year.
•Added two large residential loan production teams in mid-April which added five Loan Production Offices to our Residential Mortgage Division and is expected to increase residential loan production volume once the teams are fully integrated. These new teams include the LoanBud platform, a lending division designed to integrate residential and SBA lending serving self-employed borrowers across the nation.
•Issued the Company’s Environmental, Social and Governance (“ESG”) Policy statement and began work on its first ESG Report, confirming the Company’s commitment to its corporate responsibility.
First Quarter 2022 Performance Review
•Residential mortgage production was impacted by a natural seasonal slowdown and rising interest rates which significantly reduced mortgage refinances. As a result, the Residential Mortgage Division originated $335.56 million in loans during the first quarter of 2022, a 29.7% reduction compared to $477.48 million originated during the fourth quarter of 2021, and a 53.1% reduction compared to the $715.85 million of loans produced during the first quarter of 2021.
•The war in Ukraine significantly impacted secondary mortgage markets and related secondary market income for the quarter, resulting in secondary market activities to be in a loss position for the month of February and rebounding to a positive position in March. We expect continued headwinds and volatility in the secondary mortgage markets in the foreseeable future
•The Company’s SBA loan origination platform, CreditBench, continues to ramp up its SBA 7(a) loan production after nearly two years of focus on PPP lending and forgiveness processing; however, the transition back to full production levels has taken longer than expected. In addition, the Company has repositioned its loan generation from primarily relying on fintech marketplace lender partners to organic sources. CreditBench originated $47.33 million in new SBA loans during the first quarter of 2022, a 20.2% reduction compared to $59.28 million originated in the fourth quarter of 2021, but a 205.0% increase over the $15.52 million of loans produced during the first quarter of 2021.
•Loans held for investment, excluding PPP loans, increased by $12.91 million or 2.56% to $517.43 million during the first quarter of 2022 and $96.18 million, or 22.83% over the past year. Production added during the quarter was partially offset by $70.47 million in sales of the guaranteed balances of SBA loans and $4.35 million of unguaranteed balances of SBA loans.
•Deposits increased by $48.44 million, or 6.71% during the first quarter of 2022 and by $162.87 million, or 26.82% over the past year to $770.13 million at March 31, 2022, with the majority of the increase coming from increases in transaction accounts and savings deposits, partially offset by declines in time deposit balances.

BayFirst Financial Corp. Reports First Quarter 2022 Results
April 28, 2022

•Tangible book value per common share at quarter-end was $21.22, a 2.42% decrease from $21.75 at December 31, 2021, but a 18.39% increase from the tangible book value per common share at March 31, 2021.
•Net interest margin expanded 18 bps quarter-over-quarter to 3.25% in the first quarter of 2022, from 3.07% in the fourth quarter of 2021.
Results of Operations
Net Income
Net income was $13 thousand for the first quarter of 2022 compared to $2.81 million in the fourth quarter of 2021, and $7.51 million in the first quarter of 2021. The decrease in net income for the first quarter of 2022 from the preceding quarter was primarily due to lower residential loan fee income, partially offset by a $2.58 million reduction, or 8.53%, in noninterest expense. The decrease in net income from the first quarter of 2021 was the result of lower PPP income and residential loan fee income, partially offset by higher income from the sale of SBA loans, and lower noninterest expense.
Net Interest Income and Net Interest Margin
Net interest income was $6.41 million in the first quarter of 2022, a decrease of $287 thousand or 4.29% from $6.69 million in the fourth quarter of 2021, and a decrease of $6.22 million or 49.28% from $12.63 million in the first quarter of 2021. The decrease during the first quarter of 2022 as compared to the prior quarter and the year ago quarter was mainly due to the decrease in net PPP loan interest and origination fee income.
Net interest margin improved to 3.25% for the first quarter of 2022, an expansion of 18 bps, compared to 3.07% for the fourth quarter of 2021 and an expansion of 4 bps over the 3.21% for the first quarter of 2021. With the recent rate increase enacted by the Federal Reserve towards the end of the quarter, the Company anticipates further improvement in its net interest margin in future periods as the majority of its SBA loan portfolio rates are tied to prime resetting quarterly at the beginning of each quarter.
Noninterest Income
Noninterest income was $18.87 million for the first quarter of 2022, a decrease of $5.35 million or 22.08% from $24.21 million in the fourth quarter of 2021, and a decrease of $14.29 million or 43.10% from $33.16 million in the first quarter of 2021. The decrease in the first quarter of 2022, as compared to the prior quarter was primarily the result of lower residential loan fee income. The decrease from a year ago quarter was primarily the result of a decrease in residential loan fee income partially offset by an increase in gains on SBA loan sales and the resulting gain in SBA loan servicing.
Noninterest Expense
Noninterest expense was $27.65 million in the first quarter of 2022, which was a $2.58 million or 8.53% decrease from $30.22 million in the fourth quarter of 2021 and a $6.07 million or 18.01% decrease compared to $33.72 million in the first quarter of 2021. The decrease from the prior quarter was primarily the result of lower residential mortgage commissions partially offset by higher salaries and benefits. The decrease from a year ago quarter was primarily due to lower residential mortgage commissions. The impact to expense from the reduction of the workforce in the first quarter 2022 will not provide a meaningful reduction of noninterest expenses until the second quarter of 2022 and beyond.
Balance Sheet
Assets
Total assets decreased by $28.55 million or 3.11% during the first quarter of 2022 to $888.54 million, mainly due to the SBA’s forgiveness of PPP loans, sale of SBA guaranteed loans, and lower residential loans held for sale, partially offset by new loan production and an increase in cash and cash equivalents.

BayFirst Financial Corp. Reports First Quarter 2022 Results
April 28, 2022

Loans
Loans held for investment, excluding PPP loans, increased by $12.91 million during the first quarter of 2022 and by $96.18 million or 22.83%, over the past year to $517.43 million due to increases in both community bank loans and SBA loans, partially offset by SBA loan sales. PPP loans, net of deferred origination fees, decreased by $35.06 million in the first quarter of 2022 to $44.36 million, due primarily to PPP forgiveness payments.
Deposits
Deposits increased by $48.44 million or 6.71% during the first quarter of 2022 and $162.87 million or 26.82% compared to March 31, 2021, ending the first quarter of 2022 at $770.13 million, with the majority of the quarterly and year over year increase coming from savings and money market accounts and transaction accounts, partially offset by declines in time deposit balances.
Asset Quality
Asset quality remained stable in the first quarter of 2022 reflecting improving economic conditions in our primary markets. As the financial impact of the COVID-19 pandemic became more predictable throughout 2021, the Company began adjusting its allowance for loan losses from the historic high levels reached in 2020 at the onset of the pandemic. The Company continued this trend in the first quarter of 2022 which resulted in a negative provision for the first quarter of $2.40 million. This compared to a $2.50 million negative provision for the fourth quarter of 2021, and a $2.00 million provision for loan losses during the first quarter of 2021.
The ratio of the allowance for loan losses to total loans, excluding government guaranteed loans, residential loans held for sale, and loans carried at fair value, was 3.13% at March 31, 2022, 4.16% as of December 31, 2021, and 7.62% as of March 31, 2021.
Over the past five years, the Company’s loan losses have been incurred primarily in its SBA unguaranteed loan portfolio, particularly loans originated under the SBA 7(a) Small Loan Program. The Small Loan Program represents loans of $350,000 or less and carry an SBA guaranty of 75% to 85% of the loan, depending on the original principal balance. The default rate on loans originated in the SBA 7(a) Small Loan Program has been higher than the Bank’s other loans.
Net charge-offs for the first quarter of 2022 were $882 thousand, a $218 thousand increase from $664 thousand for the fourth quarter of 2021 and a $263 thousand decrease compared to $1.15 million in the first quarter of 2021. Annualized net charge-offs as a percentage of average loans, excluding PPP loans, were 0.68% for the first quarter of 2022, up from 0.51% in the fourth quarter of 2021 and 1.08% in the first quarter of 2021. Nonperforming assets, excluding government guaranteed loans, to total assets was 0.30% as of March 31, 2022, compared to 0.43% as of December 31, 2021, and 0.19% as of March 31, 2021.
In addition to the above metrics, past due PPP loans increased during the first quarter of 2022 as certain PPP loan customers did not apply for forgiveness nor make required payments. As such, as of March 31, 2022, the Company reported $16.36 million of PPP loans past due greater than 30 days past due and accruing, representing approximately 1.36% of PPP loans originated. Although customers may default on their PPP loans, PPP loans are 100% guaranteed by the SBA and the Company expects to receive all principal and accrued interest related to these loans upon payment of the loan by the SBA. Under SBA program rules, the Company is required to wait until a PPP loan is 60 days past due before submitting the loan to the SBA for purposes of honoring the SBA guarantee. Based on the timing of the PPP loan program and the requirements of the SBA liquidation process, the Company expects past due PPP loans to skew past due ratios over at least the next two quarters.
Capital
The Bank’s Tier 1 leverage ratio was 11.75% as of March 31, 2022, a decrease from 12.22% as of December 31, 2021, and an increase from 10.84% at March 31, 2021. The CET 1 and Tier 1 capital ratio to risk-weighted assets were 18.19% as of March 31, 2022 a decrease from 19.98% as of December 31, 2021, and an increase from 16.97% as of March 31, 2021. The total capital to risk-weighted assets ratio was 19.45% as of March 31, 2022, a decrease from 21.25% as of December 31, 2021, and an increase from 18.26% as of March 31, 2021.

BayFirst Financial Corp. Reports First Quarter 2022 Results
April 28, 2022

Recent Events
Final Approval to Convert to a National Bank - On April 19, 2022, the Bank received final approval from the Office of the Comptroller of the Currency to convert First Home Bank to BayFirst National Bank. The conversion will take place on May 16, 2022.
Approved for Listing on Nasdaq Capital Market Under Ticker Symbol “BAFN”: On November 30, 2021, BayFirst Financial Corp. began trading on the Nasdaq Capital Market under the symbol “BAFN,” becoming the only Nasdaq-listed bank holding company headquartered on the west coast of Florida and one of only eight in the state.
Securities Act Registration Statement Declared Effective by SEC: On November 15, 2021, BayFirst announced that the SEC declared the Company’s Securities Act registration statement effective, and that the Company is now subject to Exchange Act reporting requirements. These rules require the Company to file annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K with the SEC on an ongoing basis. The Company chose not to offer or sell newly issued securities under the registration statement.
About BayFirst Financial Corp.
BayFirst Financial Corp. (f/k/a First Home Bancorp, Inc.) is a registered bank holding company which commenced operations on September 1, 2000. Its primary source of income is from its wholly owned subsidiary, First Home Bank, d/b/a BayFirst Bank, which commenced business operations on February 12, 1999. First Home Bank is a Federal Reserve member and a state-chartered banking institution. The Bank operates seven full-service office locations, 20 mortgage loan production offices, and is in the top 25 by dollar volume and by number of units originated nationwide through the second quarter ended March 31, 2022, of SBA's 2022 fiscal year.
BayFirst Financial Corp., through the Bank, offers a broad range of commercial and consumer banking services including various types of deposit accounts and loans for businesses and individuals. As of March 31, 2022, BayFirst Financial Corp. had $888.54 million in total assets.
Forward Looking Statements
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “is confident that” and similar expressions are intended to identify these forward-looking statements. These forward-looking statements involve risk and uncertainty and a variety of factors could cause our actual results and experience to differ materially from the anticipated results or other expectations expressed in these forward-looking statements. BayFirst Financial Corp. does not have a policy of updating or revising forward-looking statements except as otherwise required by law, and silence by management over time should not be construed to mean that actual events are occurring as estimated in such forward-looking statements.

BayFirst Financial Corp. Reports First Quarter 2022 Results
April 28, 2022

BAYFIRST FINANCIAL CORP.
SELECTED FINANCIAL DATA (Unaudited)

	At or for the three months ended
(Dollars in thousands, except for share data)	3/31/2022	12/31/2021	9/30/2021	6/30/2021	3/31/2021
Balance sheet data:
Average loans held for investment, excluding PPP loans	$520,559	$518,697	$467,283	$481,424	$422,130
Average total assets	872,311	923,485	1,086,377	1,541,287	1,636,211
Average common shareholders’ equity	83,990	83,056	81,989	68,525	57,944
Total loans held for investment	561,797	583,948	656,294	895,194	1,388,533
Total loans held for investment, excluding PPP loans	517,434	504,525	500,647	465,470	421,259
Total loans held for investment, excl gov’t gtd loan balances	324,546	323,363	306,723	304,364	288,960
Allowance for loan losses	10,170	13,452	16,616	20,797	22,017
Total assets	888,541	917,095	943,743	1,198,229	1,716,831
Common shareholders’ equity	85,274	86,685	83,593	81,838	66,046
Share data: (1)
Basic earnings per common share	$(0.05)	$0.66	$0.27	$3.34	$2.05
Diluted earnings per common share	(0.05)	0.61	0.26	2.98	1.82
Dividends per common share	0.080	0.070	0.070	0.070	0.067
Book value per common share	21.25	21.77	21.32	21.16	17.95
Tangible book value per common share (2)	21.22	21.75	21.30	21.14	17.93
Performance and capital ratios:
Return on average assets	0.01%	1.22%	0.47%	3.38%	1.84%
Return on average common equity	(0.93)%	12.54%	5.12%	74.61%	49.56%
Net interest margin	3.25%	3.07%	3.04%	3.46%	3.21%
Dividend payout ratio	(164.25)%	10.65%	26.09%	2.10%	3.26%
Asset quality ratios:
Net charge-offs	$882	$664	$1,181	$1,221	$1,145
Net charge-offs/avg loans held for investment excl PPP	0.68%	0.51%	1.01%	1.01%	1.08%
Nonperforming loans	$8,834	$11,909	$10,495	$9,884	$9,741
Nonperforming loans (excluding gov't gtd balance)	$2,660	$3,967	$3,756	$3,576	$3,242
Nonperforming loans/total loans held for investment	1.57%	2.04%	1.60%	0.97%	0.70%
Nonperforming loans (excl gov’t gtd balance)/total loans held for investment	0.47%	0.68%	0.57%	0.35%	0.57%
ALLL/Total loans held for investment	1.81%	2.30%	2.53%	2.32%	1.59%
ALLL/Total loans held for investment, excl PPP loans	1.97%	2.67%	3.32%	4.47%	5.23%
Other Data:
Full-time equivalent employees	575	637	651	671	649
Banking center offices	7	7	6	6	6
Loan production offices	20	23	22	26	22
(1) Adjusted for the three-for-two stock split, effective May 10, 2021.
(2) Non-GAAP financial measure calculated as total shareholders’ equity minus preferred stock liquidation preference minus goodwill, divided by common shares outstanding.

BayFirst Financial Corp. Reports First Quarter 2022 Results
April 28, 2022

BAYFIRST FINANCIAL CORP.
CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)	3/31/2022	12/31/2021	3/31/2021
Assets	Unaudited		Unaudited
Cash and due from banks	$3,141	$2,869	$2,857
Interest-bearing deposits in banks	118,960	106,858	58,140
Cash and cash equivalents	122,101	109,727	60,997
Time deposits in banks	3,881	2,381	2,381
Investment securities available for sale	41,656	30,893	—
Investment securities held to maturity	2	2	31
Restricted equity securities, at cost	2,520	2,827	2,719
Residential loans held for sale	75,022	114,131	208,762
SBA loans held for sale	1,445	1,460	—
SBA loans held for investment, at fair value	8,769	9,614	10,475
Loans held for investment, at amortized cost net of allowance for loan losses of $10,170, $13,452, and $22,017	542,858	560,882	1,356,041
Accrued interest receivable	3,150	3,564	8,584
Premises and equipment, net	31,037	29,671	18,303
Loan servicing rights	7,601	6,619	7,444
Deferred income taxes	793	454	5,712
Right-of-use operating lease assets	4,166	4,543	3,979
Bank owned life insurance	24,698	24,547	12,268
Other assets	18,842	15,780	19,135
Total assets	$888,541	$917,095	$1,716,831
Liabilities:
Noninterest-bearing deposits	$92,680	$83,638	$77,766
Interest-bearing transaction accounts	180,815	163,495	149,678
Savings and money market deposits	464,847	423,864	325,187
Time deposits	31,787	50,688	54,633
Total deposits	770,129	721,685	607,264
Federal funds purchased	—	—	40,000
Subordinated debentures	5,987	5,985	5,951
Notes payable	3,186	3,299	3,641
PPP Liquidity Facility	—	69,654	957,413
Accrued interest payable	86	326	894
Operating lease liabilities	4,377	4,747	4,173
Accrued expenses and other liabilities	9,897	15,109	18,074
Total liabilities	793,662	820,805	1,637,410
Shareholders’ equity:
Preferred stock, Series A; no par value, 10,000 shares authorized, 6,395 shares issued and outstanding at March 31, 2022, December 31, 2021, and March 31, 2021; aggregate liquidation preference of $6,395	6,161	6,161	6,161
Preferred stock, Series B; no par value, 20,000 shares authorized, 3,210, 3,210, and 6,980 shares issued and outstanding at March 31, 2022, December 31, 2021, and March 31, 2021; aggregate liquidation preference of $3,210, $3,210, and 6,980, respectively	3,123	3,123	6,791
Common stock and additional paid-in capital; no par value, 15,000,000 shares authorized, 4,013,173, 3,981,117, and 3,678,566 shares issued and outstanding at March 31, 2022, December 31, 2021, and March 31, 2021, respectively	52,252	51,496	46,168
Accumulated other comprehensive (loss), net	(1,458)	(420)	—
Unearned compensation	(630)	(17)	(35)
Retained earnings	35,431	35,947	20,336
Total shareholders’ equity	94,879	96,290	79,421
Total liabilities and shareholders’ equity	$888,541	$917,095	$1,716,831

BayFirst Financial Corp. Reports First Quarter 2022 Results
April 28, 2022

BAYFIRST FINANCIAL CORP.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	For the Quarter Ended
(Dollars in thousands, except per share data)	3/31/2022	12/31/2021	3/31/2021
Interest income:
Loans, other than PPP	$7,115	$7,320	$6,599
PPP loan interest income	140	258	2,199
PPP origination fee income	300	381	6,013
Interest-bearing deposits in banks and other	185	150	81
Total interest income	7,740	8,109	14,892
Interest expense:
Deposits	1,217	1,219	1,320
PPPLF borrowings	20	92	766
Other	97	105	176
Total interest expense	1,334	1,416	2,262
Net interest income	6,406	6,693	12,630
Provision for loan losses	(2,400)	(2,500)	2,000
Net interest income after provision for loan losses	8,806	9,193	10,630
Noninterest income:
Residential loan fee income	13,191	18,601	32,029
Loan servicing income, net	461	429	704
Gain (loss) on sale of SBA loans, net	4,621	4,564	—
Service charges and fees	282	298	222
SBA loan fair value (loss) gain	(197)	33	72
Other noninterest income	510	289	132
Total noninterest income	18,868	24,214	33,159
Noninterest Expense:
Salaries and benefits	13,697	12,603	13,167
Bonus, commissions, and incentives	4,606	8,319	11,873
Mortgage banking	1,002	1,024	1,695
Occupancy and equipment	1,421	1,329	1,332
Data processing	1,467	1,323	1,269
Marketing and business development	1,742	2,176	1,642
Professional services	1,307	1,493	924
Loan origination and collection	670	168	496
Employee recruiting and development	871	914	614
Regulatory assessments	69	102	102
Other noninterest expense	795	773	607
Total noninterest expense	27,647	30,224	33,721
Income before taxes	27	3,183	10,068
Income tax expense	14	372	2,557
Net income	13	2,811	7,511
Preferred dividends	208	208	332
Net income available to common shareholders	$(195)	$2,603	$7,179
Basic earnings per common share	$(0.05)	$0.66	$2.05
Diluted earnings per common share	$(0.05)	$0.61	$1.82

BayFirst Financial Corp. Reports First Quarter 2022 Results
April 28, 2022

Loan Composition

(Dollars in thousands)	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Real estate:	(Unaudited)		(Unaudited)	(Unaudited)	(Unaudited)
Residential	$102,897	$87,235	$79,889	$75,618	$70,059
Commercial	189,684	163,477	151,122	143,388	123,374
Construction and land	18,038	18,632	17,848	14,293	12,685
Commercial and industrial	180,163	217,155	232,416	215,359	198,876
Commercial and industrial - PPP	44,792	80,158	156,783	432,469	987,185
Consumer and other	13,502	3,581	4,910	3,489	3,624
Loans held for investment, at amortized cost, gross	549,076	570,238	642,968	884,616	1,395,803
Deferred loan costs (fees), net	7,297	7,975	7,298	4,968	(12,702)
Discount on SBA 7(a) loans sold	(3,335)	(3,866)	(3,753)	(4,420)	(4,961)
Discount on PPP loans purchased	(10)	(13)	(24)	(40)	(82)
Allowance for loan losses	(10,170)	(13,452)	(16,616)	(20,797)	(22,017)
Loans held for investment, at amortized cost	$542,858	$560,882	$629,873	$864,327	$1,356,041

Nonperforming Assets (Unaudited)

(Dollars in thousands)	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Nonperforming loans (government guaranteed balances)	$6,174	$7,942	$6,739	$6,308	$6,499
Nonperforming loans (unguaranteed balances)	2,660	3,967	3,756	3,577	3,242
Total nonperforming loans	8,834	11,909	10,495	9,885	9,741
OREO	3	3	3	—	—
Total nonperforming assets	$8,837	$11,912	$10,498	$9,885	$9,741
Nonperforming loans as a percentage of total loans held for investment	1.57%	2.04%	1.60%	1.10%	0.70%
Nonperforming loans (excluding government guaranteed balances) to total loans held for investment	0.47%	0.68%	0.57%	0.40%	0.23%
Nonperforming assets as a percentage of total assets	0.99%	1.30%	1.11%	0.82%	0.57%
Nonperforming assets (excluding government guaranteed balances) to total assets	0.30%	0.43%	0.40%	0.30%	0.19%
ALLL to nonperforming loans	115.12%	112.96%	158.32%	210.39%	226.02%
ALLL to nonperforming loans (excluding government guaranteed balances)	382.33%	339.10%	442.39%	581.39%	679.12%

Note: Transmitted on Globe Newswire on April 28, 2022, at 4:00 p.m. EDT.